Filed pursuant to Rule 433

Registration Statement No. 333-209421

January 3, 2018

United Mexican States

Final Terms and Conditions

3.750% Notes due 2028

Issuer:	United Mexican States

Transaction:	3.750% Notes due 2028 (the “2028 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S. $2,555,000,000*

Ratings:	A3(negative)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	January 11, 2028

Pricing Date:	January 3, 2018

Settlement Date:	January 11, 2018 (T+6)

Coupon:	3.750%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.571%, plus accrued interest, if any, from January 11, 2018

Yield to Maturity:	3.802%

Re-offer Spread over Benchmark:	+135 bps

Reference Benchmark Treasury:	2.250% due November 15, 2027

Reference Benchmark Treasury Price and Yield:	98-07+; 2.452%

Interest Payment Dates:	January 11 and July 11 of each year, commencing July 11, 2018

Optional Redemption:	Make-Whole Call calculated at Treasuries 20 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $2,544,039,050***

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2028 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	US91087BAE02

CUSIP:	91087B AE0

Joint Book-Running Managers /Allocation:	BBVA Securities Inc. (33.3%) J.P. Morgan Securities LLC (33.3%) Merrill Lynch, Pierce, Fenner & Smith (33.4%) Incorporated

*	Note: The aggregate principal amount of Notes includes approximately U.S. $555,000,000 intended to fund the purchase of outstanding Preferred Tenders (as such term is defined in the Offer to Purchase, dated January 3, 2018, of Mexico) in the concurrent tender offer pursuant to the Offer to Purchase, and the amount may be adjusted based on final acceptances in the tender offer. Mexico will announce the amount of Preferred Tenders and Non-Preferred Tenders that it is accepting on January 4, 2018.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.
***	Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of Notes.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated January 3, 2018, for the 2028 Notes, is available from the Securities and Exchange Commission’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312518001080/d438510d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2016 is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312517299072/0001193125-17-299072-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at +1 (800) 422-8692, J.P. Morgan Securities LLC toll-free at +1 (866) 846-2874 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at +1 (800) 294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statement No. 333-209421

January 3, 2018

United Mexican States

Final Terms and Conditions

4.600% Notes due 2048

Reopening

Issuer:	United Mexican States

Transaction:	4.600% Notes due 2048 (the “2048 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S. $645,000,000 (brings total size to $2,525,000,000)*

Ratings:	A3(negative)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	February 10, 2048

Pricing Date:	January 3, 2018

Settlement Date:	January 11, 2018 (T+6)

Coupon:	4.600%

Coupon Payment Frequency:	Semiannual

Issue Price:	98.493% of the principal amount of the 2048 Notes, plus accrued interest totaling U.S. $7,499,916.67 from, and including, October 10, 2017, to, but excluding, January 11, 2018, plus any additional accrued interest, if any, from January 11, 2018.

Yield to Maturity:	4.694%

Re-offer Spread over Benchmark:	+190 bps

Reference Benchmark Treasury:	2.750% due August 15, 2047

Reference Benchmark Treasury Price and Yield:	99-04; 2.794%

Interest Payment Dates:	February 10 and August 10 of each year, commencing February 10, 2018

Optional Redemption:	Make-Whole Call calculated at Treasuries +30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $635,279,850***

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2048 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.190%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	US91087BAD29

CUSIP:	91087B AD2

Joint Book-Running Managers /Allocation:	BBVA Securities Inc. (33.3%) J.P. Morgan Securities LLC (33.3%) Merrill Lynch, Pierce, Fenner & Smith (33.4%) Incorporated

*	Note: The aggregate principal amount of Notes includes approximately U.S. $45,000,000 intended to fund the purchase of outstanding Preferred Tenders (as such term is defined in the Offer to Purchase, dated January 3, 2018, of Mexico) in the concurrent tender offer pursuant to the Offer to Purchase, and the amount may be adjusted based on final acceptances in the tender offer. Mexico will announce the amount of Preferred Tenders and Non-Preferred Tenders that it is accepting on January 4, 2018.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.
***	Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of Notes.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated January 3, 2018, for the 2048 Notes, is available from the Securities and Exchange Commission’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312518001080/d438510d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2016 is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312517299072/0001193125-17-299072-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at +1 (800) 422-8692, J.P. Morgan Securities LLC toll-free at +1 (866) 846-2874 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at +1 (800) 294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.